UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2011

ZOO ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34796	71-1033391

(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

3805 Edwards Road, Suite 400
Cincinnati, OH  45209
 (Address of principal executive
offices including zip code)
(513) 824-8297
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On August 25, 2011, Zoo Entertainment, Inc. (the “Company”) received a notification from the NASDAQ Listing Qualifications (“NASDAQ”)  indicating that the Company does not satisfy the minimum $2.5 million stockholders’ equity requirement for continued listing on The NASDAQ Capital Market, as set forth in NASDAQ Listing Rule 5550(b)(1) (the “Rule”).  The NASDAQ letter was based on a review of the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2011, which reported a stockholders’ equity of $(5,196,000).  In addition, the letter stated that as of August 24, 2011, the Company does not meet the alternatives of market value of listed securities or net income from continuing operations. The NASDAQ letter has no immediate effect on the listing of the Company’s common stock.

Under NASDAQ’s rules, the Company has 45 calendar days (until October 10, 2011) to submit a plan to regain compliance with The NASDAQ Capital Market’s continued listing requirements.  If the plan is accepted, NASDAQ can grant an extension of up to 180 days from August 25, 2011 (or February 21, 2012) to establish evidence of compliance.  If the Company’s plan is not accepted, the Company may appeal the NASDAQ’s determination to a Hearings Panel.

We are preparing a plan to regain compliance to submit to NASDAQ.  There is no assurance that the plan will be accepted or that our stock will not be delisted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zoo Entertainment, Inc.

Date: August 31, 2011	By:	/s/ Mark Seremet
Mark Seremet Chief Executive Officer